UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 8, 2006
SOUTHERN IOWA BIOENERGY LLC
(Exact name of small business issuer as specified in its charter)

Iowa (State or other jurisdiction of incorporation or organization)	333-131775 (Commission File Number)	20-2226223 (I.R.S. Employer Identification No.)
115 S. Linden Street
Lamoni, Iowa 50140
(Address of principal executive offices)
(641) 784-3510
(Issuer’s telephone number)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Agreement for Pre-Construction Services between Southern Iowa BioEnergy LLC and Renewable Energy Group, Inc.
     On October 8, 2006, we entered into a Pre-Construction Services Agreement with Renewable Energy Group, Inc. (“REG”) to complete certain engineering and pre-construction services required in order to commence construction of our biodiesel plant near Lamoni, Iowa. It is the intent of the Registrant and REG to execute a Design-Build Agreement as soon as we close our registered offering. If we are unable, for whatever reason, to execute a Design-Build Agreement within 30 days of our anticipated construction start date, this Pre-Construction Services Agreement will terminate.
Under the terms of the Pre-Construction Services Agreement, we paid REG $2,500,000 for its services. If we proceed with the construction of our biodiesel plant, REG will apply the $2,500,000 towards the final Design-Build Agreement contract price. In addition, all deliverables we previously owed to REG under the Phase 2 Services Agreement dated September 7, 2005 are covered within the scope of this Pre-Construction Services Agreement and as part of the Pre-Construction Agreement are considered paid in full.
Duties Under the Pre-Construction Services Agreement
     Under the terms of the Pre-Construction Services Agreement, REG is responsible for the following:
•	Providing engineering services:
•	Crown Iron Works process and instrumentation diagrams;

•	Crown Iron Works piping isometric drawings;

•	Expanded general arrangement drawings;

•	Expanded architectural drawings, as required;

•	Site civil drawings (drawing index, final grading, drainage and site utility plans);

•	Initial engineering for structural drawings — anchor bolts down (drawing index, foundations, embeds and anchor bolts);

•	Initial engineering for tank drawings;

•	Initial engineering for electrical drawings (drawing index, legends and symbols, temporary power for construction, permanent power distribution one-lines, underground runs, grounding and panel board details); and

•	Initial engineering for mechanical drawings (drawing index, legends and symbols, underground site utilities, process and instrumentation diagrams, tank drawings and utility rough-ins.
•	Assisting with additional permitting;

•	Establishing final project specifications, contract documents and contract pricing; and

•	Placing orders for long lead time equipment and make required down payments on equipment. This will be done at the discretion of REG based on both schedule and monies available.
     Because REG is obligated to accept delivery and make final payment on equipment it orders for use on our project, in the event we are unable to make final payment and accept delivery of the equipment within 30 days of our anticipated construction start date, REG shall take steps to place this equipment on another of its projects, and the Pre-Construction Services Agreement will terminate. If REG cannot place the equipment elsewhere, then we are responsible for payment of the equipment up to $2,500,000. Likewise, if we suspend our project prior to completion of our equity drive and the signing of our Design-Build Agreement, REG will make every effort to utilize the equipment purchased for Registrant on another project and we will only be responsible for a “restocking fee” for the equipment purchased.
     If the Pre-Construction Services Agreement terminates due to our inability to proceed with construction, or at our request, REG will immediately stop work and mitigate any further cost under the Pre-Construction Services Agreement. If the final actual cost to REG, plus a markup of 15%, is less than the $2,500,000 payment we made, REG will reimburse us for the difference. If the cost to REG, plus a markup of 15%, is more than the $2,500,000 down payment we made, REG will bear those additional costs and we will have no further obligation to REG. We also have the right to terminate the Pre-Construction Services Agreement at any time by giving written notice to REG.

     All designs, plans, specifications, processes and other engineering or technical information or data delivered to owner in connection with the Pre-Construction Services Agreement is confidential and proprietary information and will at all times be the exclusive property of REG. We are prohibited from disclosing the confidential and proprietary information without the prior written consent of REG.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHERN IOWA BIOENERGY LLC
10/12/06	/s/ William T. Higdon
Date	William T. Higdon, President